Gladstone Commercial Corporation NASDAQ: GOOD Public Non-Traded Senior Common Stock Offering Dealer Manager: Gladstone Securities, LLC

Free Writing Prospectus Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or the adequacy of this free writing prospectus, the prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. This free writing prospectus only relates to the securities of Gladstone Commercial Corporation described in the prospectus supplement, dated March 25, 2011, and the accompanying prospectus, dated September 27, 2010, that was included in Gladstone Commercial Corporation's registration statement on Form S-3 (File No. 333-169290) which was filed with the SEC on September 9, 2010 and subsequently amended on September 23, 2010. This free writing prospectus should be read in conjunction with the prospectus supplement and the accompanying prospectus. To view the prospectus supplement and the accompanying prospectus which relate to this offering, click the following link: [Link to prospectus supplement on SEC's website] or on the website that relates to this offering at www.GladstoneCommercial.info. Gladstone Commercial Corporation's central index key on the SEC's Web site is 0001234006. Gladstone Commercial Corporation has filed a registration statement on Form S-3 (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents Gladstone Commercial Corporation has filed with the SEC for more complete information about Gladstone Commercial Corporation and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by clicking on the links above. Alternatively, Gladstone Commercial Corporation, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and prospectus supplement if you request it by contacting Gladstone Securities, LLC, 22 Oak Drive, Riverside, Connecticut 06878, Attention: David Geske, or by calling toll-free 1-866-336-5745.

Senior Common Stock Offering Summary Issuer: Gladstone Commercial Corporation (NASDAQ: GOOD) Shares Offered: 3,000,000 shares in primary offering and 500,000 shares pursuant to distribution reinvestment plan Offer Price: $15 per share Minimum Purchase: 200 shares having an aggregate minimum purchase price of $3,000 Closings: Two closings per month with closing dates that (i) were randomly selected, (ii) are not subject to change and (iii) will occur once between the 1st and 15th of each month and once between the 16th and last day of each month with interim subscriptions being held in escrow until the next closing date Distribution Rate: $1.05 per share per annum, declared daily and paid at the rate of $0.0875 per share per month Distribution Preference: Distribution payment preference over Listed Common Stock but subordinate to Series A and B Preferred Stock

Senior Common Stock Offering Summary Initial Liquidity: Non-traded but with limited liquidity through share redemption program based upon cash proceeds generated by distribution reinvestment plan Call Protection: Shares of Senior Common Stock are generally not callable prior to five years after the completion of this offering Conversion Liquidity: Holders of shares of Senior Common Stock have the right to convert into shares of Listed Common Stock five years after the date on which shares of Senior Common Stock were originally issued Exchange Ratio: $15.00 divided by the greatest of (i) the closing trading price of Listed Common Stock on the date on which shares of Senior Common Stock were originally issued, (ii) the book value per share of the Listed Common Stock as determined as of the date on which shares of Senior Common Stock were originally issued, or (iii) $13.68 Use of Proceeds: Purchase additional net leased industrial, commercial and other real properties and pay down borrowings under New Line of Credit or other debt

Senior Common Stock Highlights Distribution rate of $1.05 per share per annum, declared daily and paid at the rate of $0.0875 per share per month Distribution payment preference over Listed Common Stock but subordinate to Series A and B Preferred Stock Distributions paid on shares of Senior Common Stock cannot be decreased and are cumulative Shares of Senior Common Stock are generally not callable prior to five years after the completion of this offering Holders of shares of Senior Common Stock have the option to convert into shares of Listed Common Stock after a five-year holding period The value of shares of Senior Common Stock will be published every quarter beginning 18 months after the completion of this offering Quarterly repurchase of shares of Senior Common Stock from cash proceeds generated by the distribution reinvestment plan

What is Gladstone Commercial Corporation? Gladstone Commercial Corporation is a publicly-traded equity REIT incorporated in 2003 to purchase commercial and industrial properties that are leased to tenants pursuant to triple net leases (e.g., the tenant pays taxes, insurance and maintenance) Gladstone Commercial Corporation files annual and quarterly reports, proxy statements and other information with the SEC, issues press releases, conducts quarterly earnings calls with stockholders and has a full-scale investor relations department that utilizes a publicly-available investor relations website As of December 31, 2010, Gladstone Commercial Corporation owned 65 properties in 21 states that contained approximately 6.8 million square feet with total gross and net investments in these properties of approximately $446 million and $384 million, respectively As of December 31, 2010, all of Gladstone Commercial Corporation's tenants were paying as agreed As of December 31, 2010, Gladstone Commercial Corporation's properties were 97% occupied Gladstone Commercial Corporation has not reduced the amount of its distributions paid on shares of Listed Common Stock since its inception

6 What is Gladstone Commercial Corporation? A REIT with revenue of approximately $41 million for the year ended December 31, 2010 Dual focus on tenant and real estate underwriting Origination offices, which are located in 6 major metropolitan cities Owned properties, which are geographically diversified in 21 states Owned properties, which are diversified by property type and across 17 distinct tenant industries Served by a team of 50 employees of our Adviser and Administrator, which is comprised, in part, of experienced real estate investors and tenant underwriters

Gladstone Commercial Corporation's Business Model Long term leases that generally have 10- to 15-year initial terms Lease escalations that are tied to the Consumer Price Index (with minimums) or that have fixed escalations Focus on solid investment returns, as evidenced by an unlevered yield or "weighted average cap rate" on Gladstone Commercial Corporation's occupied properties of approximately 9.6% as of December 31, 2010 Low overhead expenses with triple-net leases that allows Gladstone Commercial Corporation to defray certain costs (e.g., tenants pay for maintenance, taxes and insurance) Flexible financing to provide funding for capital improvements to properties Credit enhancement capabilities that allow Gladstone Commercial Corporation to cross guarantee and corporate guarantee leases

Dual Focus on Tenant and Real Estate Underwriting Conduct an MAI Appraisal on each property Site visit to review property Survey brokers in the area to verify the value of similar properties Phase I or II environmental report and purchase environmental liability insurance in certain cases Engineering report to assure the building is structurally sound Zoning and title report to assure that there are no deed problems Due Diligence on the Real Estate Detailed underwriting of the tenant's business Review tenant's financial statements and projections Prove out the cash flow of the tenant's business Investigate the management of the tenant's business Determine the tenant's risk rating and the probability of default using a proprietary tenant risk rating system Due Diligence on the Tenant

Gladstone Commercial Corporation's Origination Offices Gladstone Commercial Corporation's origination offices are located in McLean, VA; Chicago, IL; New York, NY; Greenwich, CT; Dallas, TX; and Atlanta, GA

Geographic Diversification of Gladstone Commercial Corporation's Properties

Gladstone Commercial Corporation's Focus on Certain Industries Light manufacturing Manufacturing of small products Specialty manufacturing Custom and precision manufacturing and food processing Established software companies Large quantities of computer equipment Business services Service companies with logistic services Medical services Buildings used to deliver medical services Retail Buildings used to sell to retail and wholesale customers Data Buildings used to store data

Industry Diversification of Gladstone Commercial Corporation's Properties A 23,368 square foot building located in Toledo, Ohio, which is leased to St. Vincent Mercy Medical Center. Established in 1855, St. Vincent Mercy Medical Center is the critical care regional referral center within the Mercy Health Partners system, a faith-based system serving Northwest Ohio and Southeast Michigan. St. Vincent Mercy Medical Center is owned by Catholic Healthcare Partners, headquartered in Cincinnati, Ohio. St. Vincent Mercy Medical Center

Industry Diversification of Gladstone Commercial Corporation's Properties A 115,500 square foot building located in Raleigh, North Carolina, which is leased to Elster Electric, LLC. Elster Electric, LLC is a company that manufactures electric meters, which are used by electrical utility companies for measuring home and business electric usage. Elster Electric, LLC

Industry Diversification of Gladstone Commercial Corporation's Properties A 54,018 square foot building located in North Canton, Ohio, which is leased to Graphic Enterprises, Inc. Graphic Enterprises, Inc. leases and sells printing machinery. Gladstone Commercial Corporation acquired the building from a private equity fund located in Maryland, which also owns Graphic Enterprises, Inc. Graphic Enterprises, Inc. D

Industry Diversification of Gladstone Commercial Corporation's Properties A 125,692 square foot building located near Milwaukee, Wisconsin, which is leased to Raabe Company. Raabe Company, which has been in business since 1951, is a manufacturer of precision match custom color touch-up paint and a provider of private label aerosol and liquid paint filling services. The building serves as both the headquarters and sole manufacturing facility for Raabe Company. Raabe Company

Senior Common Stock Highlights Distribution rate of $1.05 per share per annum, declared daily and paid at the rate of $0.0875 per share per month Distribution payment preference over Listed Common Stock but subordinate to Series A and B Preferred Stock Distributions paid on shares of Senior Common Stock cannot be decreased and are cumulative Shares of Senior Common Stock are generally not callable prior to five years after the completion of this offering Holders of shares of Senior Common Stock have the option to convert into shares of Listed Common Stock after a five-year holding period The value of shares of Senior Common Stock will be published every quarter beginning 18 months after the completion of this offering Quarterly repurchase of shares of Senior Common Stock from cash proceeds generated by the distribution reinvestment plan

Gladstone Commercial Corporation Highlights Successful track record of not reducing distributions during the recent recession Experienced management team that has a successful track record of underwriting both tenants and real estate Successful CEO who has a "brand name" reputation as demonstrated by the success of nine public companies and multiple REITs Conservative dual underwriting strategy that focuses on the cash flow of the tenant and the value of the real estate Business model that emphasizes deal flow from strategic relationships with real estate intermediaries Market opportunity to capitalize on the lack of buyers of real estate leased to mid-sized businesses Focus on steady rental streams from tenants used to pay distributions to stockholders Annual distributions paid on 3 million shares of Senior Common Stock would be $3.15 million

Forward-Looking Statements This free writing prospectus has been prepared for informational purposes only from information supplied by Gladstone Commercial Corporation. All statements contained in this free writing prospectus, other than historical facts, may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and other similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause Gladstone Commercial Corporation's business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption "Risk Factors" in the prospectus supplement and the accompanying prospectus for the offering to which this free writing prospectus relates, in Gladstone Commercial Corporation's most recent Annual Report on Form 10-K, in Gladstone Commercial Corporation's Quarterly Reports on Form 10-Q and in the other information that Gladstone Commercial Corporation files with the SEC. These risk factors include, but are not limited to risks and uncertainties inherent in the national economy, the real estate industry in general, and in Gladstone Commercial Corporation's specific markets; legislative or regulatory changes including changes to laws governing real estate investment trusts; Gladstone Commercial Corporation's dependence upon key personnel; rising insurance rates and real estate taxes; changes in U.S. generally accepted accounting principles; and Gladstone Commercial Corporation's continued ability to successfully lease and operate its properties. Accordingly, actual results may vary materially from any projected results contained herein, and Gladstone Commercial Corporation cautions you not to place undue reliance on any such forward-looking statements which speak only as of the date made herein or made in connection with this free writing prospectus. Gladstone Commercial Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.